Filed Pursuant to Rule 433

Registration No. 333-140954

June 18, 2007

PRICING TERM SHEET

(to Preliminary Prospectus Supplement

dated June 18, 2007)

Issuer:		Georgia Power Company

Issue Size:		$150,000,000

Credit Ratings:		Long Term A2/A/A+ (Moody’s/S&P/Fitch)
Short Term A-1/F1 (S&P/Fitch)
Format:		SEC Registered

Underwriter:		Morgan Stanley & Co. Incorporated

Trade Date:		June 18, 2007

Settlement Date:		June 21, 2007 (T+3)

Initial Maturity Date:		July 18, 2008

Final Maturity Date:		July 18, 2012 (5 years 1 month)

Coupon:		1-month LIBOR plus or minus a spread (as described below) reset and payable monthly (as described below) on an Actual/360 day count basis.
	Dates	Coupon

June 21, 2007 up to but excluding July 18, 2008

Year 2: July 18, 2008 up to but excluding July 18, 2009

Year 3: July 18, 2009 up to but excluding July 18, 2010

Year 4: July 18, 2010 up to but excluding July 18, 2011

Year 5: July 18, 2011 up to but excluding the Final Maturity Date

1M LIBOR + 0 bps 1M LIBOR + 1 bps 1M LIBOR + 2 bps 1M LIBOR + 3 bps 1M LIBOR + 4 bps
Interest Payment Dates:

The 18th calendar day of each month, commencing on July 18, 2007, provided that if any Interest Payment Date is not a Business Day, then the Interest Payment Date will be the next succeeding day which is a Business Day unless (i) that next succeeding Business Day falls in the next succeeding calendar month or (ii) the Interest Payment Date that does not occur on a Business Day is also a scheduled maturity date for the relevant Series 2007C Senior Note, in which case, the relevant Interest Payment Date or maturity date for the relevant Series 2007C Senior Note, as the case may be, will be the immediately preceding Business Day and interest will accrue to but excluding that immediately preceding Business Day. The final Interest Payment Date for the Series 2007C Senior Notes, or any portion thereof maturing prior to the Final Maturity Date, will be the relevant maturity date and interest for the final Interest Period will accrue from and including the Interest Payment Date immediately preceding such maturity date to but excluding the relevant maturity date.

Extension Option:

A holder of the Series 2007C Senior Notes may elect to extend the Initial Maturity Date or any later maturity of all such Series 2007C Senior Notes held by it or any portion thereof having a principal amount of $1,000 or any integral multiple thereof during the Extension Notice Period (as defined below) relating to each Election Date (as defined below), so that the maturity thereof will be extended to the date occurring 366 calendar days from and including the 18th calendar day of the next succeeding month following such Election Date. However, if that 366th calendar day is not a Business Day, the maturity of those Series 2007C Senior Notes will be extended to the immediately preceding Business Day. If a holder of the Series 2007C Senior Notes elects to extend the maturity of only a portion of such Series 2007C Senior Notes, the principal amount of the Series 2007C Senior Notes not so extended must also have a principal amount of $1,000 or any integral multiple thereof.

The Election Dates will be the 18th calendar day of each month, beginning on July 18, 2007, through and including June 18, 2011 (each, an “Election Date”), whether or not such day is a Business Day. In no event will the maturity date of the Series 2007C Senior Notes be extended beyond the Final Maturity Date.

Extension Notice Period:

From the fifth Business Day prior to each Election Date, until the close of business, NYC time, on the Election Date (the “Extension Notice Period”). If the Election Date is not a Business Day, the Extension Notice Period will be extended until the close of business, NYC time, on the first Business Day following the Election Date. DTC must receive any notice of election from its participants no later than 12:00 noon, NYC time, on the last Business Day in the Extension Notice Period for any Election Date. Each election will be revocable during each day of the Extension Notice Period until 12:00 noon, NYC time, on the last Business Day of the Extension Notice Period relating to the applicable Election Date, at which time such notice will become irrevocable.

Issue Price:	100%

Authorized Denominations:	$1,000 and any integral multiple thereof

Settlement & Form of Note:	Book-entry DTC

CUSIP Number(s):

373334 JF9; if a holder elects not to extend the maturity on all or any portion of the principal amount of the Series 2007C Senior Notes during any Extension Notice Period, a new CUSIP number will be assigned to such notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0759 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.